Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
The Board of Directors and Stockholders:
Alon USA Energy, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-127051) on Form S-8 of Alon USA Energy, Inc. of our report dated March 31, 2008, with respect to the balance sheets of Krotz Springs Refining Business as of December 31, 2007 and 2006, and the related statements of income, changes in net parent investment, and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the Form 8-K/A of Alon USA Energy, Inc. to be filed on September 19, 2008.
/s/ KPMG LLP
San Antonio, Texas
September 18, 2008